Exhibit 99.1

Walker & Dunlop Reports

Fourth Quarter & Full Year 2013 Results

FULL YEAR 2013 HIGHLIGHTS

•	Loan origination volume of $8.4 billion, up 18% over prior year

•	Largest Fannie Mae DUS® lender for second straight year

•	Total revenues of $319.0 million, up 24% over prior year

•	GAAP net income of $41.5 million, or $1.21 per diluted share, up 23% over prior year

•	Servicing portfolio of $38.9 billion at December 31, 2013, up 11% over December 31, 2012

•	Servicing fees of $90.2 million, up 73% over prior year

•	Adjusted EBITDA[1] of $56.8 million, up 93% over prior year

•	Completed $175.0 million term loan facility to fund strategic growth

Bethesda, MD – February 13, 2014 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today fourth quarter and full year 2013 results. Revenues for 2013 totaled $319.0 million, a 24% increase from $256.8 million in 2012. Revenue growth was driven by a 73% increase in servicing fees and an 18% increase in loan origination volume. Adjusted net income for 2013, which excludes certain items2, decreased 9% to $44.0 million, or $1.28 per diluted share, from $48.4 million, or $1.87 per diluted share in the prior year. GAAP net income for 2013 increased 23% to $41.5 million, or $1.21 per diluted share, from $33.8 million, or $1.31 per diluted share in 2012. Adjusted EBITDA for 2013 was $56.8 million compared to $29.4 million in 2012, a 93% increase. Adjusted net income for the fourth quarter 2013 decreased 38% to $11.4 million, or $0.33 per diluted share, from $18.4 million, or $0.54 per diluted share, in the prior year. GAAP net income for the fourth quarter 2013 decreased 3% to $11.2 million, or $0.33 per diluted share, from $11.5 million, or $0.34 per diluted share, in the prior year. Adjusted EBITDA for the fourth quarter 2013 was $17.9 million compared to $6.7 million for the same period last year, a 166% increase.

“We made fantastic progress on building the premier commercial real estate finance company in the United States in 2013. In a year with significant market and regulatory challenges for Fannie Mae, Freddie Mac and HUD, Walker & Dunlop maintained its strong market position, ending the year as the largest Fannie Mae DUS lender and moving up in the rankings with both Freddie Mac and HUD. We laid out a diversification and growth strategy to investors in 2012 that started with expanding our origination platform by hiring Capital Markets origination talent and then raising proprietary capital to feed into our ever-larger distribution network and in 2013 we did just that,” stated Willy Walker, Walker & Dunlop’s Chairman and Chief Executive Officer. “We grew brokered originations by 117% and proprietary capital originations by 444% year-over-year while increasing total origination volumes by 18% and revenues by 24%.

“In 2013 we established a goal of having over 50% of revenues derived from servicing and asset management fees by 2017. Our 2013 servicing fee revenue was $90.2 million, or 28% of total revenues, up from $52.2 million, or 20% of total revenues in 2012. As we continue to grow our servicing and asset management business, cash flow will grow with it. We are adding an Adjusted EBITDA calculation to our financial presentation for the first time this quarter to highlight this growth. Adjusted EBITDA for 2013 was $56.8 million, up 93% over $29.4 million in 2012.

“We will continue to grow our loan origination platform and raise proprietary capital to meet our borrowers’ capital needs. We announced in the fourth quarter the launch of a CMBS conduit with our partner Fortress Investment Group, and that venture will be up and running in the first quarter. We have fantastic GSE and HUD franchises that we will continue to expand as aggressively as possible. With significant loan maturities over the next four years, our market opportunity is fantastic and, armed with a strong core business, a growing distribution network, new proprietary product offerings, a scaled servicing operation and the best team in the business, we cannot help but be excited about 2014 and beyond.”

OPERATING RESULTS3

LOAN ORIGINATIONS were $8.4 billion for 2013 compared to $7.1 billion for 2012, an 18% increase. Brokered originations grew 117% over the prior year and represented 31% of the year’s volume compared to 17% in 2012. Interim lending grew 444% over 2012 as the Company increased its on-balance sheet interim loans by 319%, and made its first loan through the large loan bridge program launched in 2013. Loan originations for the fourth quarter 2013 were $2.3 billion, a 20% decrease from the record volumes in the fourth quarter 2012.

TOTAL REVENUES were $319.0 million for 2013 compared to $256.8 million for the prior year, a 24% increase, driven by a 73% increase in servicing fees, an 18% increase in loan originations, and increases in warehouse and escrow interest income. Total revenues for the fourth quarter 2013 were $85.5 million compared to $105.5 million for the prior year, a 19% decrease. The decrease in fourth quarter 2013 revenue was driven by the 20% decrease in originations quarter-over-quarter, partially offset by the 21% increase in servicing fees. Also during the fourth quarter, Fannie Mae sold a portion of its small loan portfolio and terminated its servicing contract on those loans with us, resulting in the payment to us of a one-time termination fee of $1.8 million.

GAINS FROM MORTGAGE BANKING ACTIVITIES for 2013 were $203.7 million compared to $186.5 million for the prior year, a 9% increase. LOAN ORIGINATION FEES were $111.7 million for 2013 compared to $93.9 million for the prior year, a 19% increase. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $92.0 million for 2013 compared to $92.6 million for the prior year, a 1% decrease. Although origination volumes grew 18% in 2013, gains attributable to MSRs were flat because much of the growth was in brokered originations, for which we do not recognize gains attributable to MSRs.

Gains from mortgage banking activities for the fourth quarter 2013 were $52.4 million compared to $79.4 million in the fourth quarter 2012, a 34% decrease. Loan origination fees were $31.0 million for the fourth quarter 2013, compared to $38.9 million for the fourth quarter 2012, a 20% decrease. Gains attributable to MSRs were $21.4 million in the fourth quarter 2013, compared to $40.5 million in the fourth quarter 2012, a 47% decrease.

TOTAL EXPENSES were $252.3 million for 2013 compared to $201.0 million for the prior year, a 25% increase. Adjusted total expenses2 were $246.5 million for 2013, compared to $177.1 million for the prior year, a 39% increase. The increase in adjusted total expenses is primarily the result of a $34.2 million increase in amortization and depreciation, and a $24.6 million increase in personnel expense. Amortization and depreciation increased primarily due to the growth of the MSR portfolio following the CWCapital acquisition and the continued growth of the portfolio through new originations. Also included in amortization and depreciation are write-offs of MSRs resulting from the prepayment or default of the underlying mortgage prior to its scheduled maturity. During 2013, write-offs of MSRs increased $3.7 million from the prior year to $10.6 million. Personnel expense increased due to the growth in headcount following the CWCapital acquisition.

Total expenses were $67.5 million for the fourth quarter 2013 compared to $86.1 million for the fourth quarter 2012, a 22% decrease. In the fourth quarter 2013, the Company recorded charges of $0.7 million as we reduced our headcount by approximately 50 employees, restructured an office, and exited the small loan lending business. In addition, the Company closed a $175.0 million term loan facility in the fourth quarter 2013, terminating the old facility and recording $1.2 million of charges associated with the extinguishment. Adjusted total expenses were $65.3 million for the fourth quarter 2013, a decrease of 13% from the prior year. The decrease is primarily the result of a 20% decrease in origination volumes quarter-over-quarter, leading to lower commission costs.

ADJUSTED INCOME FROM OPERATIONS2 was $70.7 million for 2013, a decrease of 11% over the prior year, resulting in a 22% ADJUSTED OPERATING MARGIN2 compared to 31% for the same period last year. GAAP INCOME FROM OPERATIONS was $66.8 million for 2013, an increase of 20% over the prior year, resulting in a GAAP OPERATING MARGIN of 21%, compared to 22% for the same period last year. ADJUSTED INCOME FROM OPERATIONS was $18.3 million for the fourth quarter 2013, a decrease of 40% over the fourth quarter 2012, resulting in a 21% ADJUSTED OPERATING MARGIN compared to 29% for the same period last year. GAAP income from operations was $18.0 million for the fourth quarter 2013, a decrease of 7% over the fourth quarter 2012, resulting in a GAAP operating margin of 21% compared to 18% for the same period last year.

ADJUSTED EBITDA was $56.8 million for 2013 compared to $29.4 million in the prior year, an increase of 93%. The increase was primarily a result of the $17.8 million increase in loan origination fees, and the $38.0 million growth in servicing revenues, partially offset by commissions and net write-offs. Adjusted EBITDA for the fourth quarter 2013 was $17.9 million compared to $6.7 million for the same period last year, a 166% increase.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $38.9 billion at December 31, 2013, an 11% increase from $35.2 billion at December 31, 2012. The aforementioned termination of the small loan portfolio servicing contract by Fannie Mae resulted in a $514.5 million reduction in the servicing portfolio during the fourth quarter 2013.

SERVICING FEES were $90.2 million for 2013 compared to $52.2 million for the prior year, a 73% increase, due to continued growth in the portfolio from origination activity, and the effect of the CWCapital acquisition. Servicing fees were $23.8 million for the fourth quarter 2013, compared to $19.7 million for the fourth quarter 2012, a 21% increase.

The WEIGHTED AVERAGE SERVICING FEE at December 31, 2013 remained unchanged at 24 basis points from December 31, 2012.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $15.1 billion at December 31, 2013 compared to $13.6 billion at December 31, 2012.

The Company’s at risk servicing portfolio continues to demonstrate strong credit performance, as exemplified by the following credit metrics:

60+ DAY DELINQUENCIES were $3.3 million, or two basis points of the at risk servicing portfolio, at December 31, 2013 compared to $19.7 million, or 15 basis points of the at risk servicing portfolio, at December 31, 2012. There were no delinquencies in the Company’s on-balance sheet interim loan portfolio at December 31, 2013 or 2012.

PROVISION FOR CREDIT LOSSES associated with the at risk servicing portfolio for 2013 was $0.9 million, a 72% decrease from the prior year provision of $3.1 million. For the fourth quarter 2013, the provision for credit losses associated with the at risk servicing portfolio was a net recovery of $0.1 million, compared to a provision of $2.0 million for the fourth quarter 2012, a 106% decrease.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $135.1 million at December 31, 2013. Although all of our interim loans are current and performing as expected, the Company provided a general reserve for potential losses of $0.4 million in the fourth quarter 2013, representing 33 basis points of the unpaid principal balance.

NET WRITE-OFFS for 2013 were $9.2 million, or six basis points of the December 31, 2013 at risk servicing portfolio, compared to $6.5 million in the prior year. Net write-offs represent the cash settlement of the Company’s guaranty obligations related to losses provided for in prior periods. Net write-offs for the fourth quarter 2013 were $1.0 million, or one basis point of the December 31, 2013 at risk servicing portfolio, compared to $3.2 million for the prior year. During the fourth quarter 2013, three loans for which losses were previously recognized as part of the provision for credit losses from 2010 were settled with Fannie Mae.

1 Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures.”

2 Certain items that are not reflective of our ongoing operations are excluded. These items include acquisition, integration and amortization costs related specifically to the CWCapital acquisition, severance and lease restructuring charges related to our fourth quarter 2013 expense reduction efforts, early extinguishment of our term loan facility, and revenues from the termination fee related to the transfer of servicing for a portion of the Fannie Mae small loan portfolio. For details of these selected items, and a reconciliation of adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures.”

3 Certain aspects of the Company’s financial results are not comparable year-over-year as 2013 is the first full year as a combined enterprise following the Company’s acquisition of CWCapital, while the 2012 financial results include only four months as a combined enterprise.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, February 13, 2014 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 952-1906 from within the United

States or (785) 424-1825 from outside the United States and are asked to reference the Conference ID: WDQ413. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time February 13, 2014 through February 27, 2014. Please call (800) 283-4216 from the United States or (402) 220-9033 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies. The Proprietary Capital group develops new financial products and provides institutional advisory, asset management, and investment management services with respect to debt and equity, including bridge financing. Walker & Dunlop, LLC has more than 400 employees located in 21 offices nationwide. For more information about the Company, please visit www.walkerdunlop.com or follow us on Twitter at @Walkerdunlop.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes certain revenues and expenses that are not reflective of our ongoing operations: adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin. These supplemental measures exclude acquisition, integration and amortization costs related specifically to the CWCapital acquisition, severance and lease restructuring charges related to our fourth quarter 2013 expense reduction efforts, early extinguishment of our term loan facility, and revenues from the termination fee related to the transfer of servicing for a portion of the Fannie Mae small loan portfolio.

In addition, the Company presents adjusted EBITDA which is not a recognized measurement under GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, GAAP net income. Adjusted EBITDA represents GAAP net income before income taxes, interest expense on our term loan facility, depreciation and amortization, provision for credit losses, net of write-offs, stock based incentive compensation charges, and removes the benefit of non-cash revenues such as gains attributable to MSRs. In addition, adjusted EBITDA further excludes the impact of the aforementioned acquisition, integration and restructuring costs, severance and lease restructuring charges related to our fourth quarter 2013 expense reduction efforts, early extinguishment of our term loan facility, and revenues from the termination fee related to the transfer of servicing for a portion of the Fannie Mae small loan portfolio that are not considered part of our ongoing operations. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges, that are used to determine compliance with financial covenants.

The Company believes that adjusted EBITDA, adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such costs and revenues are not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below entitled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2013 and 2012

(In thousands, except share and per share data)

	December 31,
	2013	2012
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$170,563	$65,027
Restricted cash	5,427	7,130
Pledged securities, at fair value	49,651	33,481
Loans held for sale, at fair value	281,477	1,101,561
Loans held for investment, net	134,656	9,468
Servicing fees and other receivables, net	27,592	40,933
Derivative assets	19,563	21,258
Mortgage servicing rights	353,024	315,524
Goodwill and other intangible assets	61,777	64,379
Other assets	23,660	29,872

Total assets	$1,127,390	$1,688,633

Liabilities and Equity
Liabilities
Accounts payable and other liabilities	$141,876	$122,798
Performance deposits from borrowers	5,234	9,503
Derivative liabilities	222	867
Guaranty obligation, net of accumulated amortization	23,489	21,155
Allowance for risk-sharing obligations	7,363	15,670
Warehouse notes payable	373,107	1,084,539
Notes payable	173,258	80,925

Total liabilities	$724,549	$1,335,457

Equity
Stockholders’ equity:
Preferred shares, 50,000,000 authorized, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 33,999,551 in 2013 and 33,567,730 in 2012.	340	336
Additional paid-in capital	244,954	236,823
Retained earnings	157,547	116,017

Total stockholders’ equity	$402,841	$353,176

Commitments and contingencies

Total liabilities and stockholders’ equity	$1,127,390	$1,688,633

Walker & Dunlop, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Revenues
Gains from mortgage banking activities	$52,386	$79,407	$203,671	$186,543
Servicing fees	23,750	19,694	90,215	52,207
Net warehouse interest income	2,279	1,409	7,445	4,668
Escrow earnings and other interest income	1,113	1,193	4,008	2,965
Other	5,942	3,819	13,700	10,387

Total revenues	$85,470	$105,522	$319,039	$256,770

Expenses
Personnel	$36,985	$47,860	$133,667	$109,037
Amortization and depreciation	18,451	15,076	72,876	38,673
Amortization of intangible assets	263	7,846	3,079	15,252
Provision for credit losses	325	2,014	1,322	3,140
Interest expense on corporate debt	1,051	929	3,743	1,649
Other operating expenses	10,444	12,408	37,565	33,249

Total expenses	$67,519	$86,133	$252,252	$201,000

Income from operations before income taxes	$17,951	$19,389	$66,787	$55,770
Income tax expense	6,745	7,846	25,257	21,998

Net income	$11,206	$11,543	$41,530	$33,772

Basic earnings per share	$0.33	$0.34	$1.23	$1.32

Diluted earnings per share	$0.33	$0.34	$1.21	$1.31

Basic weighted average shares outstanding	33,922,678	33,476,834	33,764,233	25,545,028

Diluted weighted average shares outstanding	34,434,078	34,027,927	34,335,914	25,845,015

OPERATING DATA

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Origination Data:
Origination Volumes by Product Type
Fannie Mae	$642,751	$1,317,414	$2,762,595	$3,329,639
Freddie Mac	381,907	824,668	1,709,781	1,685,447
Ginnie Mae - HUD	306,433	417,292	1,137,513	855,346
Brokered (1)	956,291	345,078	2,593,128	1,196,449
Interim loans	53,400	5,500	192,020	35,304

Total	$2,340,782	$2,909,952	$8,395,037	$7,102,185

Key Expense Metrics (as a percentage of total revenues)
Personnel expenses	43%	45%	42%	42%
Other operating expenses	12%	12%	12%	13%
Total expenses	79%	82%	79%	78%
Adjusted total expenses (2)	76%	71%	77%	69%
Operating margin	21%	18%	21%	22%
Adjusted operating margin (2)	21%	29%	22%	31%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.33%	1.34%	1.33%	1.32%
Gains attributable to MSRs	0.91%	1.39%	1.10%	1.30%
Gains attributable to MSRs, as a percentage of GSE and HUD origination volume (3)	1.60%	1.58%	1.64%	1.58%

Servicing Portfolio by Product Type			As of December 31,
			2013	2012
Fannie Mae			$19,352,880	$18,854,611
Freddie Mac			10,271,732	9,114,221
Ginnie Mae - HUD			5,044,193	4,642,380
Brokered (1)			4,132,602	2,549,287
Interim Loans			135,620	9,500

Total			$38,937,027	$35,169,999

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate			0.24%	0.24%

(1)	Brokered originations for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	This is a non-GAAP financial measure. For more information on our non-GAAP financial measures, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume reflects revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded for “brokered” transactions or interim loan program originations.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
(in thousands, except per share amounts)	2013	2012	2013	2012

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$11,206	$11,543	$41,530	$33,772
Shares (1)	34,434	34,028	34,336	25,845

GAAP diluted earnings per share	$0.33	$0.34	$1.21	$1.31

GAAP net income	$11,206	$11,543	$41,530	$33,772
Adjustments:
Severance costs (2)	$429	$1,165	$429	$2,223
Amortization of intangible assets	246	7,829	3,009	15,182
Deal-related expenses (3)	—	2,200	—	6,538
Lease modification and exit charges	312	—	1,137	—
Loss on extinguishment of debt	1,214	—	1,214	—
Gain on termination of servicing (4)	(1,838)	—	(1,838)	—
Income tax impact of adjustments	(139)	(4,354)	(1,513)	(9,314)

Adjusted net income	$11,430	$18,383	$43,968	$48,401
Shares (1)	34,434	34,028	34,336	25,845

Adjusted diluted earnings per share	$0.33	$0.54	$1.28	$1.87

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$17,951	$19,389	$66,787	$55,770
Total revenues	85,470	105,522	319,039	256,770

GAAP operating margin	21%	18%	21%	22%

GAAP income from operations	$17,951	$19,389	$66,787	$55,770
Adjustments:
Severance costs (2)	$429	$1,165	$429	$2,223
Amortization of intangible assets	246	7,829	3,009	15,182
Deal-related expenses (3)	—	2,200	—	6,538
Lease modification and exit charges	312	—	1,137	—
Loss on extinguishment of debt	1,214	—	1,214	—
Gain on termination of servicing (4)	(1,838)	—	(1,838)	—

Adjusted income from operations	$18,314	$30,583	$70,738	$79,713
Total revenues	85,470	105,522	319,039	256,770

Adjusted operating margin	21%	29%	22%	31%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$67,519	$86,133	$252,252	$201,000
Adjustments:
Severance costs (2)	$429	$1,165	$429	$2,223
Amortization of intangible assets	246	7,829	3,009	15,182
Deal-related expenses (3)	—	2,200	—	6,538
Lease modification and exit charges	312	—	1,137	—
Loss on extinguishment of debt	1,214	—	1,214	—

Adjusted total expenses	$65,318	$74,939	$246,463	$177,057

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP (continued)

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Reconciliation of GAAP Net Income to Adjusted EBITDA
GAAP net income	$11,206	$11,543	$41,530	$33,772
Recurring Adjustments:
Income tax expense	6,745	7,846	25,257	21,998
Interest expense	1,051	929	3,743	1,649
Amortization and depreciation	18,468	15,093	72,946	38,743
Provision for credit losses	325	2,014	1,322	3,140
Net write-offs	(982)	(3,188)	(9,188)	(6,450)
Stock compensation expense	2,084	1,792	9,194	5,176
Gains attributable to mortgage servicing rights (5)	(21,356)	(40,504)	(91,972)	(92,594)
Other Adjustments:
Severance costs (2)	429	1,165	429	2,223
Amortization of intangible assets	246	7,829	3,009	15,182
Deal-related expenses (3)	—	2,200	—	6,538
Lease modification and exit charges	312	—	1,137	—
Loss on extinguishment of debt	1,214	—	1,214	—
Gain on termination of servicing (4)	(1,838)	—	(1,838)	—

Adjusted EBITDA	$17,904	$6,719	$56,783	$29,377

(1):	Diluted weighted average shares outstanding.
(2):	Severance costs incurred in connection with the CWCapital acquisition (2012) and cost reduction plan (2013).
(3):	Includes legal, advisory fees, other professional fees, and a transition services agreement incurred in connection with the CWCapital acquisition.
(4):	Gain attributable to the termination of the servicing rights associated with a portion of our Fannie Mae small loan portfolio.
(5):	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

KEY CREDIT METRICS

(unaudited)

	As of and for the three months ended December 31,		As of and for the year ended December 31,
(dollars in thousands)	2013	2012	2013	2012
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$13,232,089	$11,783,915	$13,232,089	$11,783,915
Fannie Mae Modified Risk	4,375,148	4,128,020	4,375,148	4,128,020
Freddie Mac Modified Risk	68,559	69,018	68,559	69,018
GNMA/HUD Full Risk	4,863	4,988	4,863	4,988

Total risk-sharing servicing portfolio	$17,680,659	$15,985,941	$17,680,659	$15,985,941

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$1,745,643	$2,942,676	$1,745,643	$2,942,676
Freddie Mac No Risk	10,203,172	9,045,203	10,203,172	9,045,203
GNMA/HUD No Risk	5,039,331	4,637,392	5,039,331	4,637,392
Brokered	4,132,602	2,549,287	4,132,602	2,549,287

Total non risk-sharing servicing portfolio	$21,120,748	$19,174,558	$21,120,748	$19,174,558

Total loans serviced for others	$38,801,407	$35,160,499	$38,801,407	$35,160,499

Interim loans (full risk) servicing portfolio	$135,620	$9,500	$135,620	$9,500

Total servicing portfolio unpaid principal balance	$38,937,027	$35,169,999	$38,937,027	$35,169,999

At risk servicing portfolio (1)	$15,144,146	$13,608,684	$15,144,146	$13,608,684
Maximum exposure to at risk portfolio (2)	3,698,789	2,721,737	3,698,789	2,721,737
60+ Day delinquencies, within at risk portfolio	3,349	19,739	3,349	19,739
At risk loan balances associated with allowance for risk-sharing obligations	$52,019	$134,376	$52,019	$134,376

Allowance for risk-sharing obligations:
Beginning balance	$8,461	$16,844	$15,670	$14,917
Provision for risk-sharing obligations	(116)	2,014	881	3,140
Allowance for risk-sharing obligations, CWCapital acquisition	—	—	—	4,063
Net write-offs	(982)	(3,188)	(9,188)	(6,450)

Ending balance	$7,363	$15,670	$7,363	$15,670

60+ Day delinquencies as a percentage of the at risk portfolio	0.02%	0.15%	0.02%	0.15%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.05%	0.12%	0.05%	0.12%
Net write-offs as a percentage of the at risk portfolio	0.01%	0.02%	0.06%	0.05%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	14.15%	11.66%	14.15%	11.66%
Allowance for risk-sharing as a percentage of maximum exposure	0.20%	0.58%	0.20%	0.58%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.83%	1.35%	0.83%	1.35%

(1)	At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA/HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.